UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
January 14, 2014

El Paso Electric Company
(Exact name of registrant as specified in its charter)

Texas	001-14206	74-0607870
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Stanton Tower, 100 North Stanton, El Paso, Texas	79901
(Address of principal executive offices)	(Zip Code)

(915) 543-5711
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 14, 2014, El Paso Electric Company (the "Company") and The Bank of New York Mellon Trust Company, N.A., as trustee (the "Trustee") of the Rio Grande Resources Trust II (the "Trust"), entered into a second amended and restated credit agreement (the "Agreement") with JPMorgan Chase Bank, N.A., as administrative agent and issuing bank, Union Bank, N.A., as syndication agent, and various lending banks party thereto. Under the terms of the Agreement, the Company has available a $300 million revolving credit facility (the "Facility") for a term ending January 14, 2019 (the “Maturity Date”). The Company may increase the Facility by up to $100 million (up to a total of $400 million) during the term of the Agreement, upon the satisfaction of certain conditions more fully set forth in the Agreement, including obtaining commitments from lenders or third party financial institutions.  In addition, the Company may extend the Maturity Date up to two times, in each case for an additional one year period, upon the satisfaction of certain conditions more fully set forth in the Agreement (each, a “Maturity Extension”), including requisite lender approval.

The Agreement provides that amounts borrowed under the Facility by the Company may be used for, among other things, working capital and general corporate purposes. Any amounts borrowed by the Trustee may be used, among other things, to finance the acquisition and cost to process nuclear fuel, which is accomplished through the Trust. Amounts borrowed by the Trustee are guaranteed by the Company. The Facility is unsecured. The Agreement requires compliance with certain covenants, including a total debt to capitalization ratio.

In addition to other minor modifications and provision for Maturity Extensions described above, the Agreement extended the term of the Company's existing $300 million amended and restated revolving credit facility dated November 15, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 14, 2014

EL PASO ELECTRIC COMPANY (Registrant)

By:	/s/ Nathan T. Hirschi
Name:	Nathan T. Hirschi
Title:	Senior Vice President –Chief Financial Officer